Supplement to
Prospectus Supplement dated June 29, 2007
(to Prospectus dated June 27, 2007)

                                  $425,658,100
                                  (Approximate)

                                IndyMac MBS, Inc.
                                    Depositor

                           [IndyMac Bank, F.S.B. LOGO]
                          Sponsor, Seller and Servicer

                   IndyMac IMSC Mortgage Loan Trust 2007-HOA1
                                 Issuing Entity

              Mortgage Pass-Through Certificates, Series 2007-HOA1

                                   ----------

      This Supplement amends the prospectus supplement dated June 29, 2007 (the "Prospectus Supplement") that has been issued with respect to the IndyMac IMSC Mortgage Loan Trust 2007-HOA1, Mortgage Pass-Through Certificates, Series 2007-HOA1 (the "Certificates"), as described below.

      o The following subsection entitled "Events of Default" is hereby added to the Prospectus Supplement to appear immediately following the subsection entitled "Description of the Certificates--Certain Matters Regarding the Servicer, the Depositor and the Seller" on page S-108 of the Prospectus
Supplement:

"Events of Default

      In addition to the events of default under the pooling and servicing agreement described in the prospectus under "The Agreements--Events of Default," an event of default under the pooling and servicing agreement also will occur upon any breach of the servicer's or the seller's representations and warranties (other than the loan-level representations and warranties) that materially and adversely affects the interests of the certificateholders or the Certificate Insurer, and that continues unremedied for a period of 30 days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the servicer or the seller, as applicable, by the trustee or the Certificate Insurer.

      For so long as an event of default remains unremedied, the Certificate Insurer, in addition to the holders of certificates of any class evidencing not less than 66 2/3% of the aggregate percentage interests constituting such class, will have the right to direct the trustee to terminate all of the rights and obligations of the Servicer under the pooling and servicing agreement as contemplated in the prospectus in the second paragraph under "The Agreements--Events of Default."

      In addition, any loan servicing institution to be appointed as described in the prospectus in the third paragraph under "The Agreements--Events of Default" must be acceptable to the Certificate Insurer."

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                                   [UBS LOGO]

                                  July 16, 2007